                                                               HECO EXHIBIT 13.2
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries

Years ended December 31                 1997          1996          1995          1994          1993
-------------------------------------------------------------------------------------------------------
(in thousands)
INCOME STATEMENT DATA
Operating revenues................   $1,098,755    $1,071,426    $  981,990    $  907,308    $  874,010
Operating expenses................      987,715       962,635       879,268       819,996       795,925
                                     ----------    ----------    ----------    ----------    ----------
Operating income..................      111,040       108,791       102,722        87,312        78,085
Other income......................       19,042        20,675        16,325        14,793        11,556
                                     ----------    ----------    ----------    ----------    ----------
Income before interest
 and other charges................      130,082       129,466       119,047       102,105        89,641
Interest and other.
 charges..........................       48,233        44,253        42,024        36,144        33,515
                                     ----------    ----------    ----------    ----------    ----------
Income before preferred
 stock dividends of HECO .........       81,849        85,213        77,023        65,961        56,126
Preferred stock
 dividends of HECO................        3,660         3,865         4,126         4,316         4,421
                                     ----------    ----------    ----------    ----------    ----------
Net income for common
 stock............................   $   78,189    $   81,348    $   72,897    $   61,645    $   51,705
                                     ==========    ==========    ==========    ==========    ==========

At December 31                             1997          1996          1995          1994          1993
-------------------------------------------------------------------------------------------------------
(dollars in thousands)
BALANCE SHEET DATA
Utility plant.....................   $2,797,886    $2,674,419    $2,483,005    $2,293,521    $2,102,534
Accumulated
 depreciation.....................     (904,781)     (828,917)     (762,770)     (702,945)     (641,230)
                                     ----------    ----------    ----------    ----------    ----------
Net utility plant.................   $1,893,105    $1,845,502    $1,720,235    $1,590,576    $1,461,304
                                     ==========    ==========    ==========    ==========    ==========
Total assets......................   $2,212,314    $2,165,546    $2,016,283    $1,889,120    $1,703,276
                                     ==========    ==========    ==========    ==========    ==========

Capitalization:/1/
Long-term debt....................   $  627,621    $  602,226    $  517,209    $  489,586    $  484,736
Preferred stock
 subject to mandatory
 redemption.......................       35,770        38,955        41,750        44,844        46,730
Preferred stock not
 subject to mandatory
 redemption.......................       48,293        48,293        48,293        48,293        48,293
HECO-obligated
 mandatorily redeemable
 preferred securities
 of trust subsidiary
 holding solely HECO and
 HECO-guaranteed subor-
 dinated debentures...............       50,000            --            --            --            --
Common stock equity...............      769,235       751,311       696,905       633,901       570,663
                                     ----------    ----------    ----------    ----------    ----------
Total capitalization..............   $1,530,919    $1,440,785    $1,304,157    $1,216,624    $1,150,422
                                     ==========    ==========    ==========    ==========    ==========

CAPITAL STRUCTURE RATIOS (%)/2/
Debt..............................         44.4          46.5          45.5          45.5          44.1
Preferred stock...................          5.2           5.5           6.2           7.0           8.0
HECO-obligated
 mandatorily redeemable
 preferred securities
 of trust subsidiary
 holding solely HECO and
 HECO-guaranteed subor-
 dinated debentures...............          3.1            --            --            --            --
Common stock equity...............         47.3          48.0          48.3          47.5          47.9

-------------------------------------------------------------------------------
/1/ Includes amounts due within one year and sinking fund requirements.
/2/ Includes amounts due within one year, short-term borrowings from nonaffiliates and affiliate, and sinking fund requirements.
NOTE: HEI owns all of HECO's common stock. Therefore, per share data is not meaningful.

FORWARD-LOOKING INFORMATION
--------------------------------------------------------------------------------

This report and other presentations made by HECO and its subsidiaries (collectively, "the Company") contain forward-looking statements within the
meaning of Section 21E of the Securities Exchange Act of 1934.    Except for
historical information contained herein, the matters set forth are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries; product demand and market acceptance risks; the effects of weather and natural disasters; increasing competition in the electric utility industry; capacity and supply constraints or difficulties; new technological developments; governmental and regulatory actions, including decisions in rate cases and on permitting issues; the results of financing efforts and the timing and extent of changes in interest rates. Investors are also directed to consider other risks and uncertainties discussed in other periodic reports previously and subsequently filed by HECO with the Securities and Exchange Commission.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
EARNINGS

Net income for common stock for 1997 was $78.2 million compared to $81.3 million for 1996 and $72.9 million for 1995. The 1997 net income represents a 10.3% return on the average amount of common stock equity invested in the Company, compared to returns of 11.2% in 1996 and 11.0% in 1995.

SALES

Consolidated sales of electricity were 8,963 million kilowatthours (KWH) for 1997, 8,991 million KWH for 1996, and 8,806 million KWH for 1995. The decrease in KWH sales in 1997 is partly due to cooler weather, which results in lower residential and commercial air conditioning usage, and the effect of Hawaii's slow economy. The KWH sales increase in 1996 is partly due to the effects of the 1.4% real growth in Hawaii's economy. The increase in KWH sales in 1995 reflects the effects of the slight growth in Hawaii's economy and warmer weather.

OPERATING REVENUES

Operating revenues were $1,098.8 million in 1997, compared to $1,071.4 million in 1996 and $982.0 million in 1995. The 1997 increase in operating revenues of $27.4 million, or 2.6%, was due primarily to higher fuel oil prices which were passed through to customers, and recovery through rates of Integrated Resource Planning (IRP) related costs, including Demand Side Management (DSM) program costs, lost margins and shareholder incentives related to the DSM programs, partly offset by the aforementioned decrease in KWH sales. The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power costs, and the relative amounts of company-generated power and purchased power.

  Operating revenues for 1996 increased by $89.4 million, or 9.1%, over 1995 revenues due primarily to higher fuel oil prices which were passed through to

--------------------------------------------------------------------------------
customers, higher KWH sales, rate relief granted by the PUC, and recovery through rates of IRP related costs, including DSM program costs, lost margins and shareholder incentives.

  Operating revenues for 1995 increased by $74.7 million, or 8.2%, over 1994 revenues due primarily to interim rate increases granted by the PUC, higher KWH sales and higher fuel oil prices, which were passed through to customers.

OPERATING EXPENSES

Total operating expenses were $987.7 million in 1997 compared to $962.6 million in 1996 and $879.3 million in 1995. The increase in 1997 was due to increases in fuel oil, purchased power, other operation and depreciation and amortization expenses, and taxes other than income taxes. The increase in 1996 was due to increases in all categories of operating expenses. The increase in 1995 was due to increases in fuel oil, purchased power, other operation and depreciation and amortization expenses, taxes, other than income taxes, and income taxes.

  Fuel oil expense was $257.0 million in 1997 compared to $250.5 million in 1996 and $207.0 million in 1995. The increase in fuel oil expense in 1997 was due primarily to higher fuel oil prices. The increase in fuel oil expense in both
1996 and 1995 was due primarily to higher fuel oil prices and higher   KWH
generated. In 1997, the Company paid an average of $25.19 per barrel for fuel oil, compared to $24.08 in 1996 and $20.47 in 1995.

  Purchased power expense was $292.9 million in 1997 compared to $286.1 million in 1996 and $276.4 million in 1995. The increases in purchased power expense in both 1997 and 1996 were due primarily to higher fuel prices and higher KWH purchased. The increase in purchased power expense in 1995 was due primarily to an increase in capacity and nonfuel purchased power costs paid to independent power producers (IPPs), and an increase in the number of KWH purchased, mostly by HECO. Purchased KWH provided approximately 38.1% of the total energy net generated and purchased in 1997 compared to 37.3% in 1996 and 37.5% in 1995.

  Other operation expenses totaled $149.0 million in 1997, compared to $142.7 million in 1996 and $137.3 million in 1995. The increase in other operation expenses in both 1997 and 1996 was due primarily to higher IRP related costs, including full scale DSM program costs. The increase in other operation expenses in 1995 was due primarily to higher employee benefit costs, which included the recognition of postretirement benefits other than pension (PBOP) costs as required under Statement of Financial Accounting Standards (SFAS) No. 106, and the write off of a regulatory asset (i.e. deferred cost) for the 1994 and 1993 costs of postretirement executive life insurance. HEI charges for general management, administrative and support services totaled $2.2 million in 1997, $2.3 million in 1996 and $2.5 million in 1995.

  Maintenance expenses in 1997 of $49.9 million decreased by $2.4 million from 1996 due primarily to lower maintenance on the transmission and distribution systems on Oahu and lower production maintenance expenses for HELCO and MECO.

  Maintenance expenses in 1996 of $52.3 million increased $5.1 million from 1995 due primarily to more underground fault repairs on the transmission and distribution systems on Oahu and higher production maintenance expenses for HELCO and MECO. In 1995, maintenance expenses totaled $47.2 million, a slight increase from 1994 primarily due to higher production maintenance expenses, partially offset by lower weather related maintenance on the transmission and distribution systems.

  Depreciation and amortization expense was up 11.7% in 1997 to $82.0 million, up 8.6% in 1996 to $73.5 million and up 6.1% in 1995 to $67.6 million. In all years, the increases reflect depreciation on additions to plant in service in the previous year. Major additions to plant in service in 1996 included MECO's Maalaea-Lahaina 3rd 69-kv line, and generation expansion projects on Lanai and Molokai. Major additions to plant in service in 1995 included HECO's Waiau-Campbell Industrial Park 138-kilovolt line and MECO's Maalaea-Naalae 69-kilovolt line. Additions to plant in service in 1994 consisted primarily of transmission and distribution projects.

--------------------------------------------------------------------------------
  Taxes, other than income taxes, increased by 2.8% in 1997 to $104.2 million, by 9.1% in 1996 to $101.4 million and by 8.2% in 1995 to $93.0 million. These taxes consist primarily of taxes based on revenues, and the increases in these taxes reflect the corresponding increases in each year's operating revenues.

OPERATING INCOME

Operating income for 1997 increased 2.1% compared to 1996 due in part to higher DSM program related shareholder incentives, partially offset by increased expenses. Operating income for 1996 increased 5.9% compared to 1995 due in part to higher KWH sales, rate increases and DSM program related shareholder incentives, partly offset by increased expenses. Operating income for 1995 increased 17.6% compared to the prior year due in part to rate increases and higher KWH sales, partly offset by increased expenses.

OTHER INCOME

Other income for 1997 totaled $19.0 million, compared to $20.7 million for 1996 and $16.3 million for 1995. The decrease in 1997 was due primarily to lower Allowance for Equity Funds Used During Construction (AFUDC-Equity), reflecting lower average levels of construction in progress during the year, and less interest income on deferred IRP costs. The increase in 1996 was due primarily to higher AFUDC-Equity and interest income on deferred IRP costs. The increase in 1995 was due primarily to higher AFUDC-Equity.

INTEREST AND OTHER CHARGES

Interest and other charges for 1997 totaled $48.2 million, compared to $44.3 million for 1996 and $42.0 million for 1995. Interest on long-term debt increased by $3.1 million in 1997, by $2.6 million in 1996 and by $2.7 million in 1995. The increase in 1997 was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1997, and the full year's interest on the 1996 drawdowns of revenue bond proceeds. The 1997 increase in interest on long-term debt was partially offset by lower interest on first mortgage bonds resulting from the retirement in March 1997 of HECO's 5.75% Series O mortgage bonds of $13 million, and the early redemptions in November 1997 of MECO's 7.875% Series G and 7.75% Series H mortgage bonds of $7 million and in December 1997 of HECO's 7 5/8% Series S mortgage bonds of $10 million. Interest and other charges in 1997 also included $3.1 million of preferred securities distributions of HECO'S trust subsidiary. See Note 4 in the "Notes to Consolidated Financial Statements" for a discussion of the preferred securities issued by HECO Capital Trust I.

  The increase in 1996 was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1996, and the full year's interest on the drawdowns of revenue bond proceeds in 1995. The 1996 increase in interest on long-term debt was partially offset by lower medium-term note interest resulting from the retirement of HECO's 5.15% medium-term note of $20 million and MECO's 5.15% medium-term note of $10 million in December 1996.

  The increase in interest on long-term debt in 1995 was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1995 and the full year's interest on the drawdowns of revenue bond proceeds in 1994. The 1995 increase in interest on long-term debt was partially offset by lower interest on first mortgage bonds resulting from the early redemptions in February 1995 of HECO's 4.55% Series N mortgage bonds of $11 million, and lower medium-term note interest resulting from the retirement in December 1995 of HELCO's 4.85% medium-term note of $10 million.

   Other interest charges of $7.7 million for 1997 were $1.8 million lower than for 1996 due to lower interest on short-term borrowings as a result of lower borrowing levels during 1997, partially offset by higher interest rates. Other interest charges of $9.5 million for 1996 were $.5 million higher than for 1995 due to higher interest on short-term borrowings as a result of higher borrowing
levels during the year, partially offset by lower interest rates.    Other
interest charges of $9.0 million for 1995 were $4.3 million higher than for 1994 due to higher interest on short-term borrowings as a result of higher borrowing levels during the year and higher interest rates.

--------------------------------------------------------------------------------
COMPETITION
The electric utility industry is becoming increasingly competitive as a result of various factors including product price, service reliability, new technologies and government actions. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities.

  IPPs are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without co-generation, has made inroads in Hawaii and is a continuing competitive factor. HECO has been able to compete successfully in this environment by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

  On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. Similar proceedings have occurred in other jurisdictions. In its order, the PUC recognizes that Hawaii's stand-alone island energy systems are different from the interconnected systems of the contiguous states, but also recognizes the need to determine how to respond in Hawaii to changes occurring in the industry. The PUC set forth a preliminary enumeration of the issues, including feasible forms of competition, the regulatory compact, public interest benefits, long-term integrated resource planning, appropriate treatment of potential stranded costs, and the identification of the objectives and the establishment of a time frame for the introduction of competition in the electric utility industry. There are 19 parties in the proceeding including the Consumer Advocate of the State of Hawaii, HECO, HELCO, MECO, various IPPs, government agencies and others. The PUC chose two facilitators for a collaborative process that was instituted by the PUC to "compile information, create a discussion forum, and narrow the issues on the complexities of restructuring the electric industry in response to emerging competition." The facilitators held a number of meetings with the parties, and discussions are ongoing as to the nature and schedule for further proceedings and discussions. Resolutions have been introduced in the Hawaii Legislature at the request of one of the parties, the Hawaii Department of Business, Economic Development, and Tourism, which, if adopted, would request that the PUC provide specific recommendations to the Legislature by December 31, 1998, for "legislation to implement economical competition" in Hawaii.

REGULATION OF ELECTRIC UTILITY RATES

The PUC has broad discretion in its regulation of the rates charged by the Company and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.

RECENT RATE REQUESTS

HECO and its subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability.

--------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. In November 1994, the PUC issued a D&O that authorized full recovery of PBOP costs, determined pursuant to SFAS
No. 106, of the Company, effective January 1, 1995. The D&O also allowed the recovery, over the following 18 years, of the regulatory assets related to PBOP costs. The costs of postretirement executive life insurance, however, were subsequently disallowed. See Note 11 in the "Notes to Consolidated Financial Statements."

HAWAIIAN ELECTRIC COMPANY, INC. In July 1993, HECO filed a request to increase rates based on a 1994 test year. HECO requested an 8.6% increase (as revised) over rates in effect at the time, or $53.8 million in annual revenues, based on
a 12.75% return on average common equity (ROACE).    In December 1994, HECO
received a final D&O authorizing a 6.5%, or $40.5 million, increase in annual revenues, effective January 1, 1995 and based on a 12.15% ROACE. The final D&O, together with the PBOP D&O, resulted in a $50.5 million increase in annual revenues.

  In December 1993, HECO filed a request to increase rates based on a 1995 test year. HECO requested a 4.1% increase (as revised), or $28.2 million in annual revenues, based on a 13.25% ROACE. In December 1995, HECO received a final D&O authorizing a 1.3%, or $9.1 million, increase in annual revenues, based on an 11.4% ROACE. The D&O required a refund to customers because HECO had previously received four interim increases totaling $18.9 million on an annualized basis, or $9.8 million more than the amount that was finally approved. The reduction in rate increase resulted primarily from the lower ROACE used by the PUC in the final D&O because of declining interest rates subsequent to the first interim increase, which had been effective January 1, 1995 and had been based on a 12.6% ROACE. The refund amount of $10 million (representing amounts received under interim rates in excess of final approved rates, with interest thereon) was accrued in December 1995 and returned to customers in the first half of 1996. The D&O also did not provide revenue to cover costs relating to postretirement executive life insurance. HECO and its subsidiaries wrote off a regulatory asset relating to such costs, resulting in a 1995 after-tax charge of $1.1 million.

HAWAII ELECTRIC LIGHT COMPANY, INC. In November 1993, HELCO filed a request to increase rates 13.4%, or $15.8 million in annual revenues, based on a 1994 test
year and a 12.4% ROACE (which was later increased to 13.1%).    In February
1995, HELCO received a final D&O authorizing an 11.8%, or $13.7 million, increase in annual revenues, based on a 12.6% ROACE. The final D&O, together with the PBOP D&O, resulted in a $15.5 million increase in annual revenues.

  In March 1995, HELCO filed a request to increase rates based on a 1996 test year. In February 1996, HELCO revised its requested increase to 6.2%, or
$8.9 million in annual revenues, based on a 12.5% ROACE.    In March 1996, HELCO
received an interim D&O authorizing a 4.8%, or $6.8 million, increase in annual revenues, based on an 11.65% ROACE. In April 1997, HELCO received a final D&O which made the interim increase final.

  HELCO plans to file a request to increase rates, based on a 1999 test year, primarily to recover the costs related to the anticipated addition of generating units CT-4 and CT-5 in late 1998, and the anticipated addition of generation capacity in mid-1999 pursuant to a power purchase agreement with Encogen Hawaii, L.P.

MAUI ELECTRIC COMPANY, LIMITED. In November 1991, MECO filed a request to increase rates. In January 1993, MECO revised its requested increase to 9.9%, or $11.4 million in annual revenues, based on a 13.0% ROACE and a 1993 test year. In August 1994, MECO received a final D&O authorizing a 7.0%, or $8.1 million, increase in annual revenues, based on a 12.75% ROACE. The final D&O, together with the PBOP D&O, resulted in a $9.9 million increase in annual revenues.

  In February 1995, MECO filed a request to increase rates based on a 1996 test year. MECO's final requested increase was 3.8%, or $5.0 million in annual
revenues, based on an 11.5% ROACE.    In January 1996, MECO received an interim
D&O authorizing an increase of 2.8%, or $3.7 million in annual revenues, based on an 11.5% ROACE, effective February 1, 1996. In April 1997, MECO received a final D&O

--------------------------------------------------------------------------------
authorizing a 2.9%, or $3.9 million increase in annual revenues, $0.2 million more annually than the interim increase and based on an 11.5% ROACE.

  In May 1996, MECO filed a request to increase rates 13%, or $18.9 million in annual revenues, based on a 1997 test year and a 12.9% ROACE, primarily to recover the costs related to the anticipated 1997 addition of new generating unit M17. In November 1996, MECO filed a motion with the PUC to approve a stipulation between MECO and the Consumer Advocate which would provide MECO with an increase in annual revenues of $1.5 million, based on an 11.65% ROACE. In May 1997, the stipulated increase was revised to $1.3 million after considering the final decision in the 1996 test year case. The primary reason for the stipulation was a delay in the expected in-service date for MECO's generating unit M17 until late 1998, because of delays in obtaining the necessary Prevention of Significant Deterioration/Covered Source PSD permit from the Department of Health of the State of Hawaii/U.S. Environmental Protection Agency
(EPA). In December 1997, MECO received a final D&O authorizing no additional increase in annual revenues, based on an 11.12% ROACE.

  In January 1998, MECO received a PSD permit for generating unit M17 and filed a request to increase rates 15.3%, or $22.4 million in annual revenues, based on a 12.75% ROACE and a 1999 test year, primarily to recover the costs related to the anticipated addition of unit M17 in late 1998. The grant of the PSD permit for this unit was appealed in February 1998.

PUC SHOW CAUSE ORDER FOR HECO. See Note 12 in the "Notes to Consolidated Financial Statements" for a discussion of the PUC show cause order for HECO.

ENERGY COST ADJUSTMENT CLAUSES. The rate schedules of the electric utility subsidiaries include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. Accordingly, changes in fuel oil prices and certain components of purchased power costs are passed on to customers. In the December 30, 1997 D&O's approving HECO and its subsidiaries' fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for the continued use of energy cost adjustment clauses will be the subject of investigation in a generic docket or in a future rate case. In its rate increase application based on a 1999 test year, MECO stated that it believes that the energy cost adjustment clause continues to be necessary.

PROPERTY DAMAGE RESERVE. In March 1995, the PUC opened a generic docket to investigate whether the public utilities in the State of Hawaii should be allowed to establish property damage reserves to cover the cost of damage to their facilities and equipment caused by catastrophic disasters. The Company's overhead transmission and distribution systems are susceptible to wind and earthquake damage, and its underground systems are susceptible to earthquake and flood damage. The overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have a replacement value roughly estimated at $2 billion and are uninsured because the amount of transmission and distribution system insurance available is limited and the premiums are extremely high. Hearings were held in February 1997 and the Company is awaiting a PUC D&O.

HELCO POWER SITUATION

See Note 12 in the "Notes to Consolidated Financial Statements."

ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION

In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs based on current cost-based rate-making regulations. Management believes HECO and its subsidiaries' operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position, and/or liquidity would result. See
Note 7 in the "Notes to Consolidated Financial Statements" for further discussion.

--------------------------------------------------------------------------------
ENVIRONMENTAL MATTERS

HECO and its subsidiaries are subject to environmental laws and regulations which could potentially impact the Company in terms of operating existing facilities, constructing and operating new facilities and ensuring the proper cleanup and disposal of hazardous waste and toxic substances. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with these environmental requirements would be allowed by the PUC. Based on information available to the Company, management is not aware of any contingent liabilities relating to environmental matters that would have a material adverse effect on the Company.

  On July 16, 1997, the EPA adopted national ambient air quality standards for certain particulate matter and the ozone. The new standards will not require local pollution controls until 2004 for the ozone and 2005 for particulate matter, with no compliance determinations until 2007 and 2008, respectively, and with possible extensions. The eventual impact of these new standards on the Company is not known at this time.

  For a discussion of an ongoing environmental investigation related to Honolulu Harbor, see Note 12 in the "Notes to Consolidated Financial Statements."

ELECTRIC AND MAGNETIC FIELDS

Research about the potential adverse health effects from exposure to electric and magnetic fields (EMF) is ongoing. Results have conflicted, but a definite relationship between EMF and health risks has not been demonstrated. The National Academy of Sciences examined more than 500 studies and found that "the current body of evidence does not show that exposure to EMFs presents a human-health hazard." Further, an extensive study released in 1997 by the National Cancer Institute and the Children's Cancer Group found no evidence of increased risk for childhood leukemia from EMF. HECO and its subsidiaries continue to participate in utility industry funded studies on EMF and, where technically feasible and economically reasonable, reduce EMF in the design and installation of new transmission and distribution facilities. Management cannot predict the impact the EMF issue may have on the Company in the future.

YEAR 2000 READINESS

HECO and its subsidiaries are aware of the Year 2000 issues associated with the practice of encoding only the last two digits of four digit years in computer-based systems. Year 2000 issues, if not properly addressed, could result in disruptions of operations. Management has been actively assessing the impact of Year 2000 issues and developing an implementation plan to resolve these issues, which prioritizes systems (e.g. mainframe, distributed and embedded systems), applications and equipment. HECO and its subsidiaries are in the process of replacing the majority of its business-critical applications with integrated application suites that are represented to be Year 2000 ready. Although Year 2000 readiness was a requirement, these application replacements were primarily driven by business needs. Currently, management estimates that the incremental cost to renovate other applications and test replacement applications and systems to become Year 2000 ready will not have a material effect on the Company's financial condition, results of operations or liquidity. No assurance can be given that the Company will successfully avoid all problems with the Year 2000 issue.

ACCOUNTING CHANGES

See Note 1 in the "Notes to Consolidated Financial Statements."

EFFECTS OF INFLATION

U.S. inflation, as measured by the U.S. Consumer Price Index, averaged 2.3% in 1997, 3.0% in 1996, and 2.8% in 1995. Hawaii inflation, as measured by the Honolulu Consumer Price Index, averaged an estimated 1.0% in 1997, 1.5% in 1996 and 2.2% in 1995. Although the rate of inflation over the past three years has been relatively low compared with the late 1970's and early 1980's, inflation continues to have an impact on the Company's operations.

--------------------------------------------------------------------------------
  Inflation increases operating costs and the replacement cost of assets. The Company has significant physical assets and replaces assets at much higher costs and must request rate increases to maintain adequate earnings. In the past, the PUC has generally approved rate increases to cover the effects of inflation. In 1997, 1996 and 1995, HECO and/or its subsidiaries received rate increases, in part to cover increases in construction costs and operating expenses due to inflation.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------------------------------------------------------
The Company believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to cover debt and other cash requirements in the foreseeable future.

  Capital expenditures requiring the use of cash, as shown on the "Consolidated Statements of Cash Flows," totaled approximately $122.1 million in 1997, of which $75.6 million was attributable to HECO, $28.5 million to HELCO and $18.0 million to MECO. Approximately 76% of the total 1997 capital expenditures was for transmission and distribution projects, including HECO's Honolulu City line and, approximately 24% was for generation and general plant projects, including MECO's Maalaea and HELCO's Keahole combustion turbines. Cash contributions in aid of construction received in 1997 totaled $7.1 million.

  In 1997, the Company's investing activities used $112.8 million in cash, primarily for capital expenditures. Proceeds from the issuance of long-term debt of $55.2 million contributed toward funding capital expenditures and other uses of cash. Cash provided from financing activities also included issuance by a trust subsidiary of HECO-obligated mandatorily redeemable preferred securities of $50.0 million. Financing activities used cash for common and preferred dividends of $62.0 million and for a reduction in short-term borrowings of $30.3 million. Operating activities provided $138.9 million toward cash requirements of financing activities and capital expenditures.

  The Companies' consolidated requirements for funds in the years 1998 through 2002, including net capital expenditures, long-term debt retirements and sinking fund requirements, are currently estimated to total $644 million. HECO's consolidated internal sources, after payment of common stock and preferred stock dividends, are currently expected to provide approximately 85% of the $644 million in total requirements, with debt and equity financing providing the remaining requirements. As of December 31, 1997, $53.9 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds for the benefit of HECO, MECO and HELCO remained undrawn and an additional $88 million of special purpose revenue bonds was authorized by the Hawaii Legislature for issuance by the Department of Budget and Finance of the State of Hawaii on behalf of HECO and MECO prior to the end of 1999. HECO estimates that it will require approximately $15 million in new common equity, in addition to retained earnings, over the five-year period 1998 through 2002. The PUC must approve issuances of long-term securities for HECO, HELCO and MECO.

  Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures, for the five-year period 1998 through 2002, are currently estimated to total $592 million. Approximately 72% of forecast gross capital expenditures, including AFUDC and capital expenditures funded by third-party cash contributions in aid of construction, is for transmission and distribution projects, with the remaining 28% primarily for generation projects. At December 31, 1997, purchase commitments other than those related to fuel and power purchase contracts amounted to approximately $45 million, including amounts for construction projects. See Note 12 in the "Notes to Consolidated Financial Statements" for a discussion of fuel and power purchase commitments.

  For 1998, net capital expenditures are estimated to be $151 million. Gross capital expenditures are estimated to be $184 million, comprised of approximately $121 million for transmission and distribution projects, approximately $39 million

--------------------------------------------------------------------------------
for new generation projects and approximately $24 million for general plant and existing generation projects. Drawdowns of proceeds from previous and future sales of tax-exempt special purpose revenue bonds, the sale of common stock to HEI, and funds from internal sources are expected to provide the cash needed for the net capital expenditures.

  Capital expenditure estimates and the timing of construction projects are reviewed periodically by management and may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate relief, escalation in construction costs, DSM programs and requirements of environmental and other regulatory and permitting authorities.

  As of February 13, 1998, Standard & Poor's (S&P), Moody's Investors Service (Moody's) and Duff & Phelps Credit Rating Co.'s (Duff & Phelps) ratings of HECO's securities were as follows:

                                            S&P    Moody's   Duff & Phelps
--------------------------------------------------------------------------
First mortgage bonds.....................   A-     A3        A
Revenue bonds and medium term notes......   BBB+   Baa1      A-
Cumulative preferred stock...............   BBB    baa1      BBB+
Commercial paper.........................   A-2    P-2       Duff 1-
HECO-obligated preferred securities of
 trust subsidiary........................   BBB    baa1      BBB+
--------------------------------------------------------------------------

The above ratings are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.

  The Company's management cannot predict with certainty future rating agency actions or their effects on the future cost of capital to the Company.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries

Years ended December 31                           1997          1996         1995
------------------------------------------------------------------------------------
(in thousands)

OPERATING REVENUES..........................   $1,098,755    $1,071,426    $981,990
                                               ----------    ----------    --------

OPERATING EXPENSES:
Fuel oil....................................      257,002       250,544     207,001
Purchased power.............................      292,852       286,077     276,364
Other operation.............................      148,959       142,699     137,349
Maintenance.................................       49,858        52,305      47,225
Depreciation and amortization...............       82,017        73,453      67,649
Taxes, other than income taxes..............      104,232       101,387      92,961
Income taxes................................       52,795        56,170      50,719
                                               ----------    ----------    --------

                                                  987,715       962,635     879,268
                                               ----------    ----------    --------

OPERATING INCOME............................      111,040       108,791     102,722
                                               ----------    ----------    --------

OTHER INCOME:
Allowance for equity funds used during
 construction...............................       10,864        11,741      10,202
Other, net..................................        8,178         8,934       6,123
                                               ----------    ----------    --------

                                                   19,042        20,675      16,325
                                               ----------    ----------    --------

INCOME BEFORE INTEREST AND OTHER CHARGES....      130,082       129,466     119,047
                                               ----------    ----------    --------

INTEREST AND OTHER CHARGES:
Interest on long-term debt..................       39,783        36,645      34,088
Amortization of net bond premium and
 expense....................................        1,313         1,302       1,273
Other interest charges......................        7,682         9,504       9,016
Allowance for borrowed funds used during
 construction...............................       (6,190)       (5,862)     (5,112)
Preferred stock dividends of subsidiaries...        2,593         2,664       2,759
Preferred securities distributions of
 trust subsidiary...........................        3,052            --          --
                                               ----------    ----------    --------

                                                   48,233        44,253      42,024
                                               ----------    ----------    --------

INCOME BEFORE PREFERRED STOCK DIVIDENDS
 OF HECO....................................       81,849        85,213      77,023
Preferred stock dividends of HECO...........        3,660         3,865       4,126
                                               ----------    ----------    --------

NET INCOME FOR COMMON STOCK.................   $   78,189    $   81,348    $ 72,897
                                               ==========    ==========    ========



CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
--------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries

Years ended December 31                     1997        1996        1995
--------------------------------------------------------------------------------
(in thousands)

RETAINED EARNINGS, BEGINNING OF YEAR...   $367,770    $343,425    $308,535
Net income for common stock............     78,189      81,348      72,897
Common stock dividends.................    (58,377)    (57,003)    (38,007)
                                          --------    --------    --------

RETAINED EARNINGS, END OF YEAR.........   $387,582    $367,770    $343,425
                                          ========    ========    ========

See accompanying "Notes to Consolidated Financial Statements."

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries

December 31                                                                                   1997           1996
--------------------------------------------------------------------------------------------------------------------
(in thousands)
ASSETS
UTILITY PLANT, AT COST:
Land...................................................................................    $   32,222    $   29,897
Plant and equipment....................................................................     2,559,655     2,446,073
Less accumulated depreciation..........................................................      (904,781)     (828,917)
Plant acquisition adjustment, net......................................................           562           614
Construction in progress...............................................................       205,447       197,835
                                                                                           ----------    ----------
    NET UTILITY PLANT..................................................................     1,893,105     1,845,502
                                                                                           ----------    ----------

CURRENT ASSETS:
Cash and equivalents...................................................................         1,676           823
Customer accounts receivable, net......................................................        69,378        76,578
Accrued unbilled revenues, net.........................................................        45,980        43,726
Other accounts receivable, net.........................................................         4,195         4,179
Fuel oil stock, at average cost........................................................        25,058        28,490
Materials and supplies, at average cost................................................        18,975        18,942
Prepayments and other..................................................................         3,335         3,676
                                                                                           ----------    ----------
    TOTAL CURRENT ASSETS...............................................................       168,597       176,414
                                                                                           ----------    ----------

OTHER ASSETS:
Regulatory assets......................................................................       101,809        98,380
Unamortized debt expense...............................................................        13,085        12,466
Long-term receivable and other.........................................................        35,718        32,784
                                                                                           ----------    ----------
    TOTAL OTHER ASSETS.................................................................       150,612       143,630
                                                                                           ----------    ----------

                                                                                           $2,212,314    $2,165,546
                                                                                           ==========    ==========

CAPITALIZATION AND LIABILITIES
CAPITALIZATION (see Consolidated Statements of Capitalization):
Common stock equity....................................................................    $  769,235    $  751,311
Cumulative preferred stock:
 Not subject to mandatory redemption...................................................        48,293        48,293
 Subject to mandatory redemption.......................................................        33,175        36,160
HECO-obligated mandatorily redeemable preferred
 securities of trust subsidiary holding solely
 HECO and HECO-guaranteed subordinated debentures......................................        50,000            --
Long-term debt, net....................................................................       597,621       589,226
                                                                                           ----------    ----------
    TOTAL CAPITALIZATION...............................................................     1,498,324     1,424,990
                                                                                           ----------    ----------

CURRENT LIABILITIES:
Long-term debt due within one year.....................................................        30,000        13,000
Preferred stock sinking fund payments..................................................         2,595         2,795
Short-term borrowings-nonaffiliates....................................................        95,181       125,920
Short-term borrowings-affiliate........................................................           400            --
Accounts payable.......................................................................        49,805        66,062
Interest and preferred dividends payable...............................................        12,225        11,034
Taxes accrued..........................................................................        59,952        55,586
Other..................................................................................        21,633        24,843
                                                                                           ----------    ----------
    TOTAL CURRENT LIABILITIES..........................................................       271,791       299,240
                                                                                           ----------    ----------

DEFERRED CREDITS AND OTHER LIABILITIES:
Deferred income taxes..................................................................       125,509       119,613
Unamortized tax credits................................................................        48,675        47,634
Other..................................................................................        70,419        76,264
                                                                                           ----------    ----------
    TOTAL DEFERRED CREDITS AND OTHER LIABILITIES.......................................       244,603       243,511
                                                                                           ----------    ----------

CONTRIBUTIONS IN AID OF CONSTRUCTION...................................................       197,596       197,805
                                                                                           ----------    ----------

                                                                                           $2,212,314    $2,165,546
                                                                                           ==========    ==========

See accompanying "Notes to Consolidated Financial Statements."

CONSOLIDATED STATEMENTS OF CAPITALIZATION
--------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries

December 31                                                                1997       1996
------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
COMMON STOCK EQUITY:
Common stock of $6 2/3 par value.
 Authorized: 50,000,000 shares. Outstanding:
 1997 and 1996, 12,805,843 shares.....................                   $ 85,387   $ 85,387
Premium on capital stock..............................                    296,266    298,154
Retained earnings.....................................                    387,582    367,770
                                                                         --------   --------
    COMMON STOCK EQUITY...............................                    769,235    751,311
                                                                         --------   --------
CUMULATIVE PREFERRED STOCK:
 Authorized: 5,000,000 shares of $20 par value and
 7,000,000 shares of $100 par value. Outstanding:
 1997, 1,732,357 shares and 1996, 1,764,207 shares.
                                              SHARES
                                            OUTSTANDING
                      PAR                   DECEMBER 31,
SERIES               VALUE                     1997
-------------------------------------------------------
SERIES NOT SUBJECT TO MANDATORY REDEMPTION:

C-4 1/4%          $ 20 (HECO)............  150,000...........               3,000      3,000
D-5%                20 (HECO)............   50,000...........               1,000      1,000
E-5%                20 (HECO)............  150,000...........               3,000      3,000
H-5 1/4%            20 (HECO)............  250,000...........               5,000      5,000
I-5%                20 (HECO)............   89,657...........               1,793      1,793
J-4 3/4%            20 (HECO)............  250,000...........               5,000      5,000
K-4.65%             20 (HECO)............  175,000...........               3,500      3,500
M-8.05%            100 (HECO)............   80,000...........               8,000      8,000
A-8 7/8%           100 (HELCO)...........   30,000...........               3,000      3,000
G-7 5/8%           100 (HELCO)...........   70,000...........               7,000      7,000
A-8%               100 (MECO)............   20,000...........               2,000      2,000
B-8 7/8%           100 (MECO)............   10,000...........               1,000      1,000
H-7 5/8%           100 (MECO)............   50,000...........               5,000      5,000
                                         ---------                      ---------   --------

                                         1,374,657...........              48,293     48,293
                                         ---------                      ---------   --------

SERIES SUBJECT TO MANDATORY REDEMPTION:

Q-7.68%           $100 (HECO)...........   80,000............               8,000      8,400
R-8.75%            100 (HECO)...........  150,000............              15,000     17,000
C-9 1/4%           100 (HELCO)..........       --............                  --        200
D-12 3/4%          100 (HELCO)..........    5,000............                 500        550
E-12.25%           100 (HELCO)..........    6,000............                 600        650
F-8.5%             100 (HELCO)..........   60,000............               6,000      6,000
D-8 3/4%           100 (MECO)...........    6,700............                 670        955
F-13 3/4%          100 (MECO)...........       --............                  --        200
G-8.5%             100 (MECO)...........   50,000............               5,000      5,000
                                        ---------                       ---------   --------

                                          357,700............              35,770     38,955
                                        ---------                       ---------   --------

Less sinking fund payments due within one year...............               2,595      2,795
                                                                        ---------   --------

                                                                           33,175     36,160
                                                                        ---------   --------

    CUMULATIVE PREFERRED STOCK...............................           $  81,468   $ 84,453
                                                                        ---------   --------

                                                                                             (continued)

  See accompanying "Notes to Consolidated Financial Statements."

--------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries

December 31                                                  1997         1996
-----------------------------------------------------------------------------------------
(in thousands)
HEC0-OBLIGATED MANDATORILY REDEEMABLE PREFERRED
 SECURITIES OF TRUST SUBSIDIARY HOLDING SOLELY HECO
 AND HECO-GUARANTEED SUBORDINATED DEBENTURES...........   $   50,000   $       --
                                                          ----------   ----------

LONG-TERM DEBT:
First mortgage bonds:
 HECO:  5.75%, paid in 1997............................           --       13,000
        7 5/8%, paid in 1997...........................           --       10,000
 HELCO: 7 3/4-7 7/8%, due 2002 through 2003............        5,000        5,000
 MECO:  7 3/4-7 7/8%, paid in 1997.....................           --        7,000
                                                          ----------   ----------
      Total first mortgage bonds.......................        5,000       35,000
                                                          ----------   ----------

Obligations to the State of Hawaii for the repayment
of Special Purpose Revenue Bonds:
 HECO, 5.65%, series 1997A, due 2027...................       50,000           --
 HELCO, 5.65%, series 1997A, due 2027..................       30,000           --
 MECO, 5.65%, series 1997A, due 2027...................       20,000           --
 HECO, 5 7/8%, series 1996B, due 2026..................       14,000       14,000
 HELCO, 5 7/8%, series 1996B, due 2026.................        1,000        1,000
 MECO, 5 7/8%, series 1996B, due 2026..................       35,000       35,000
 HECO, 6.20%, series 1996A, due 2026...................       48,000       48,000
 HELCO, 6.20%, series 1996A, due 2026..................        7,000        7,000
 MECO, 6.20%, series 1996A, due 2026...................       20,000       20,000
 HECO, 6.60%, series 1995A, due 2025...................       40,000       40,000
 HELCO, 6.60%, series 1995A, due 2025..................        5,000        5,000
 MECO, 6.60%, series 1995A, due 2025...................        2,000        2,000
 HECO, 5.45%, series 1993, due 2023....................       50,000       50,000
 HELCO, 5.45%, series 1993, due 2023...................       20,000       20,000
 MECO, 5.45%, series 1993, due 2023....................       30,000       30,000
 HECO, 6.55%, series 1992, due 2022....................       40,000       40,000
 HELCO, 6.55%, series 1992, due 2022...................       12,000       12,000
 MECO, 6.55%, series 1992, due 2022....................        8,000        8,000
 HECO, 7 3/8%, series 1990C, due 2020..................       25,000       25,000
 HELCO, 7 3/8%, series 1990C, due 2020.................       10,000       10,000
 MECO, 7 3/8%, series 1990C, due 2020..................       20,000       20,000
 HECO, 7.60%, series 1990B, due 2020...................       21,000       21,000
 HELCO, 7.60%, series 1990B, due 2020..................        4,000        4,000
 HECO, 7.35%, series 1990A, due 2020...................       16,000       16,000
 HELCO, 7.35%, series 1990A, due 2020..................        3,000        3,000
 MECO, 7.35%, series 1990A, due 2020...................        1,000        1,000
 HECO, 7 5/8%, series 1988, due 2018...................       30,000       30,000
 HELCO, 7 5/8%, series 1988, due 2018..................       11,000       11,000
 MECO,  7 5/8%, series 1988, due 2018..................        9,000        9,000
 HECO, 6 7/8%, refunding series 1987, due 2012.........       42,580       42,580
 HELCO, 6 7/8%, refunding series 1987, due 2012........        7,200        7,200
 MECO, 6 7/8%, refunding series 1987, due 2012.........        7,720        7,720
 HELCO, 7.20%, series 1984, due 2014...................       11,400       11,400
                                                          ----------   ----------
                                                             650,900      550,900
 Less funds on deposit with trustees...................       53,899        9,132
                                                          ----------   ----------
      Total obligations to the State of Hawaii.........      597,001      541,768
                                                          ----------   ----------

Other long-term debt - unsecured:
 HECO, 5.83% note, due in 1998.........................       30,000       30,000
                                                          ----------   ----------
      Total other long-term debt - unsecured...........       30,000       30,000
                                                          ----------   ----------

      Total long-term debt.............................      632,001      606,768
Less unamortized discount..............................        4,380        4,542
Less amounts due within one year.......................       30,000       13,000
                                                          ----------   ----------
   LONG-TERM DEBT, NET.................................      597,621      589,226
                                                          ----------   ----------

      TOTAL CAPITALIZATION.............................   $1,498,324   $1,424,990
                                                          ==========   ==========

See accompanying "Notes to Consolidated Financial Statements."

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries

Years ended December 31                                 1997         1996         1995
---------------------------------------------------------------------------------------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income before preferred stock dividends of
 HECO.............................................   $  81,849    $  85,213    $  77,023
Adjustments to reconcile income before
 preferred stock dividends of HECO to
 net cash provided by operating activities:
 Depreciation and amortization of property,
   plant and equipment............................      82,017       73,453       67,649
 Other amortization...............................       9,931        9,198        9,389
 Deferred income taxes............................       5,894        2,690        9,767
 Tax credits, net.................................       2,661        3,346        2,698
 Allowance for equity funds used during
   construction...................................     (10,864)     (11,741)     (10,202)
 Changes in assets and liabilities:
   Decrease (increase) in accounts receivable.....       7,184       (7,704)      (2,345)
   Increase in accrued unbilled revenues..........      (2,254)         (31)      (5,260)
   Decrease (increase) in fuel oil stock..........       3,432      (15,021)       8,497
   Decrease (increase) in materials and
     supplies.....................................         (33)       1,596         (430)
   Increase in regulatory assets..................      (4,910)        (418)      (4,247)
   Increase (decrease) in accounts
     payable......................................     (16,257)      17,371       (5,971)
   Increase in interest and preferred
     dividends payable............................       1,191        1,080        1,379
   Other..........................................     (20,934)     (16,257)      (9,711)
                                                     ---------    ---------    ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES.........     138,907      142,775      138,236
                                                     ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..............................    (122,140)    (188,161)    (184,689)
Contributions in aid of construction..............       7,089        9,674       10,417
Payments on (issuance of) notes receivable........       2,291        1,256       (6,825)
                                                     ---------    ---------    ---------

NET CASH USED IN INVESTING ACTIVITIES.............    (112,760)    (177,231)    (181,097)
                                                     ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term
 borrowings from nonaffiliates and
 affiliate with original maturities
 of three months or less..........................     (30,339)     (12,833)      20,887
Proceeds from issuance of HECO-obligated
 mandatorily redeemable preferred securities
 of trust subsidiary..............................      50,000           --           --
Proceeds from issuance of long-term debt..........      55,233      114,886       48,544
Repayment of long-term debt.......................     (30,000)     (30,000)     (21,000)
Redemption of preferred stock.....................      (3,185)      (2,795)      (3,094)
Preferred stock dividends.........................      (3,660)      (3,865)      (4,126)
Proceeds from issuance of common stock............          --       30,000       28,000
Common stock dividends............................     (58,377)     (57,003)     (38,007)
Other.............................................      (4,966)      (3,131)         983
                                                     ---------    ---------    ---------

NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES.......................................     (25,294)      35,259       32,187
                                                     ---------    ---------    ---------

Net increase (decrease) in cash and equivalents...         853          803      (10,674)
CASH AND EQUIVALENTS, BEGINNING OF YEAR...........         823           20       10,694
                                                     ---------    ---------    ---------

CASH AND EQUIVALENTS, END OF YEAR.................   $   1,676    $     823    $      20
                                                     =========    =========    =========

See accompanying "Notes to Consolidated Financial Statements."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
----------------------------------------------------------------------------
1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------------------------------
GENERAL
Hawaiian Electric Company, Inc. is engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy on the island of Oahu and, through its two electric subsidiaries, on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii.

BASIS OF PRESENTATION
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change relate to the determination of regulatory assets and the amounts reported for pension and other postretirement benefit obligations.

CONSOLIDATION
The consolidated financial statements include the accounts of Hawaiian Electric Company, Inc. (HECO) and its wholly owned subsidiaries (collectively, the "Company"), Maui Electric Company, Limited (MECO), Hawaii Electric Light Company, Inc. (HELCO) and HECO Capital Trust I (Trust). HECO is a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (HEI).

  All significant intercompany accounts and transactions have been eliminated in consolidation.

PUBLIC UTILITIES COMMISSION REGULATION
The Company is regulated by the Public Utilities Commission of the State of Hawaii (PUC) and accounts for the effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, the actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost. The cost of plant constructed by the Company includes applicable engineering, supervision, administrative and general expenses, and an allowance for the cost of funds used during the construction period. Upon the ordinary retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage obtained) are charged to accumulated depreciation.

CONTRIBUTIONS IN AID OF CONSTRUCTION
The Company receives contributions from customers for special construction requirements. As directed by the PUC, the contributions are amortized on a straight-line basis over 30 years, which approximates the estimated useful lives of the facilities for which the contributions were received. This amortization is an offset against depreciation expense.

REVENUES
Revenues are based on rates authorized by the PUC and include revenues appli-cable to electric energy consumed in the accounting period but not yet billed to the customers. Revenue amounts recorded under PUC approved interim rate adjust-ments are subject to refund, with interest, pending final authorization by the PUC.

  The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS
Pension costs are charged primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees' beneficiaries and covered dependents. In 1997, 1996 and 1995, these postretirement benefits were charged primarily to expense and plant. See Note 11.

DEPRECIATION
Depreciation of plant and equipment is computed primarily using the straight-line method over the estimated useful lives of the assets. Electric utility plant has average service lives ranging from 20 to 45 years for production plant, from 25 to 50 years for transmission and distribution plant and from 8 to 45 years for general plant. The composite annual depreciation rate was 3.9% in 1997 and 3.8% in 1996 and 1995.

PREMIUM, DISCOUNT AND EXPENSE
The expenses of issuing long-term debt securities and the premiums or discounts at which they were sold are amortized against income over the terms of the respective securities.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION
Allowance for funds used during construction (AFUDC) is an accounting practice whereby the costs of debt and equity funds used to finance plant construction are transferred from the income statement to construction in progress on the balance sheet. This procedure removes the effect of the costs of financing construction activity from the income statement and treats such costs in the same manner as construction labor and material costs.

  The weighted average gross-of-tax AFUDC rate was 9.0% in 1997, 9.2% in 1996 and 9.4% in 1995, and reflected quarterly compounding.

INCOME TAXES
HECO and its subsidiaries are included in the consolidated income tax returns of HECO's parent, HEI. Income tax expense has been computed for financial statement purposes as if HECO and its subsidiaries filed separate consolidated HECO income tax returns.

  Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled.

  Federal and state tax credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

CASH FLOWS
The Company considers cash on hand, deposits in banks, money market accounts, certificates of deposit, short-term commercial paper and reverse repurchase agreements with original maturities of three months or less to be cash and equivalents.

ENVIRONMENTAL EXPENDITURES
The Company is subject to numerous federal and state statutes and governmental regulations pertaining to water quality, air quality and other environmental factors. In general, environmental contamination treatment costs are charged to expense, unless it is probable such costs will be recovered through rates authorized by the PUC. Also, environmental costs are capitalized if: the costs extend the life, increase the capacity, or improve the safety or efficiency of property owned; the costs mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations; or the costs are

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
incurred in preparing property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Corresponding regulatory assets are recorded when it is probable that such costs would be allowed by the PUC as reasonable and necessary costs of service to be recovered in future rates.

  In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities." The provisions of the SOP are consistent with the Company's current policies and, accordingly, adoption of the SOP on January 1, 1997 did not have a material effect on the Company's financial condition, results of operations or liquidity.

ACCOUNTING CHANGES

COMPREHENSIVE INCOME.  In June 1997, the Financial Accounting Standards Board
(FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt the provisions of SFAS No. 130 in the first quarter of 1998. SFAS No. 130 requires reclassification of financial statements for earlier periods provided for comparative purposes. The adoption of SFAS No. 130 is not expected to have a material effect on the Company's reported financial information.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for periods beginning after December 15, 1997. The Company will adopt the provisions of SFAS No. 131 in the first quarter of 1998. SFAS No. 131 requires restatement of comparative information presented for earlier periods. The adoption of SFAS No. 131 is not expected to have a material effect on the Company's reported financial information.


2.  CUMULATIVE PREFERRED STOCK
--------------------------------------------------------------------------------
The following series of cumulative preferred stock are redeemable only at the option of the respective company and are subject to voluntary liquidation provisions as follows:

                                 Voluntary
                                liquidation     Redemption
                                   price          price
                                December 31,   December 31,
Series                              1997           1997
-----------------------------------------------------------

C, D, E, H, J and K (HECO)...        $ 20.00        $ 21.00
I (HECO).....................          20.00          20.00
M (HECO).....................         100.00         101.00
A (HELCO)....................         101.00         101.00
G (HELCO)....................         100.00             --
A and B (MECO)...............         101.00         101.00
H (MECO).....................         100.00             --
-----------------------------------------------------------

  HELCO's series G and MECO's series H preferred stock may not be redeemed by the respective subsidiary prior to December 2003.

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
  The following series of cumulative preferred stock are subject to mandatory sinking fund, voluntary liquidation and optional redemption provisions as indicated below:

                                                   Voluntary       Optional
                                                  liquidation     redemption
                Annual sinking fund provision        price          price
               --------------------------------
               Number of shares    Commencement   December 31,   December 31,
               -----------------
Series         Minimum   Maximum       date           1997           1997
--------------------------------------------------------------------------------

Q (HECO)....     4,000     4,000        1/15/93        $100.00        $108.56
R (HECO)....    10,000    20,000        1/15/95         100.00         104.67
D (HELCO)...       500       500       10/15/88         104.78         104.78
E (HELCO)...       500       500       10/15/90         105.33         105.33
F (HELCO)...    10,000    20,000        1/15/00         100.00         104.25
D (MECO)....       950     1,900        7/15/89         101.00         101.00
G (MECO)....     8,333    16,667        1/15/00         100.00         104.25
-------------------------------------------------------------------------------

  Shares redeemed under the annual sinking fund provisions are redeemable at par value of $100.

  Under optional redemption provisions, shares are redeemable at the option of the respective company at redemption prices shown above. In the event of voluntary liquidation, preferred shareholders would be entitled, insofar as the assets of the Company would permit, to the liquidation prices shown above.

  The total sinking fund payments on preferred stock subject to mandatory redemption are expected to amount to $2,595,000 in 1998, $1,595,000 in 1999, $3,428,000 in 2000, 2001 and 2002 and a total of $21,296,000 thereafter.

  HECO is obligated to make dividend, redemption and liquidation payments on the preferred stock of either of its subsidiaries if the respective subsidiary is unable to make such payments, provided that such obligation is subordinated to any obligation to make payments on HECO's own preferred stock.


3.  COMMON STOCK
-------------------------------------------------------------------------------
In 1996 and 1995 HECO issued 503,186 and 489,510 shares of common stock to its parent, HEI, for $30 million and $28 million, respectively (nil in 1997).


4. HECO-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF TRUST SUBSIDIARY HOLDING SOLELY HECO AND HECO-GUARANTEED SUBORDINATED DEBENTURES
-------------------------------------------------------------------------------
In March 1997, HECO Capital Trust I (Trust), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the trust preferred securities and the common securities were used by the Trust to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of the Trust. Contractual arrangements (the "Back-up Undertakings") entered into by HECO in connection with the issuance of the trust preferred securities, considered together, constitute a full and unconditional

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
guarantee by HECO, on a subordinated basis, of the periodic distributions due on the trust preferred securities and of amounts due upon the redemption thereof or upon liquidation of the Trust. The Back-up Undertakings include HECO's (i) guarantee that the Trust will make periodic distributions and redemption and liquidation payments to the extent the Trust has funds available therefor, (ii) the subsidiary guarantees, (iii) obligations under an agreement to pay all expenses and liabilities of the Trust (other than the obligation of the Trust to pay amounts due to the holders of the trust preferred securities) and (iv) obligations under the trust agreement, HECO's junior subordinated debentures and the respective indentures pursuant to which the junior subordinated debentures were issued. The junior deferrable debentures and the common securities of the Trust have been eliminated in HECO's consolidated balance sheet as of December 31, 1997. The trust preferred securities are subject to mandatory redemption upon redemption of the junior deferrable debentures. The junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).

5.  LONG-TERM DEBT
--------------------------------------------------------------------------------
All of the remaining first mortgage bonds of HECO and MECO were redeemed (or retired) in 1997. The first mortgage bonds of HELCO are secured by an indenture which purports to be a lien on substantially all of the real and personal property now owned or hereafter acquired by HELCO.

  The funds on deposit with trustees represent the undrawn proceeds from the issuance of the special purpose revenue bonds and earn interest at market rates. These funds are available only to pay (or reimburse payment of) expenditures in connection with certain authorized construction projects and certain expenses related to the bonds.

  At December 31, 1997, the aggregate payments of principal required on long-term debt during the next five years are $30,000,000 in 1998, nil in 1999, 2000 and 2001 and $2,000,000 in 2002.

  In October 1997, the Department of Budget and Finance of the State of Hawaii issued tax-exempt special purpose revenue bonds in the principal amount of $100 million with a maturity of 30 years and a fixed coupon interest rate of 5.65%, and loaned the proceeds from the sale to HECO, HELCO and MECO. As of December 31, 1997, proceeds from this and previous sales of special purpose revenue bonds in the aggregate amount of $53.9 million had not been drawn. Long-term debt will increase as these proceeds are drawn down in future periods.


6.  SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
Short-term borrowings from nonaffiliates at December 31, 1997 and 1996 had a weighted average interest rate of 6.2% and 5.7%, respectively, and consisted entirely of commercial paper.

  The Company maintained bank lines of credit which totaled approximately
$125 million and $170 million at December 31, 1997 and 1996, respectively. The lines of credit support the issuance of commercial paper. There were no borrowings against any line of credit during 1997 or 1996.


7.  REGULATORY ASSETS
--------------------------------------------------------------------------------
In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. A utility's operations or a portion of its operations can cease to meet the criteria for various reasons, including a change in the method of regulation or a change in the competitive environment for regulated services. A utility whose operations or portion of operations cease to

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
meet these criteria should discontinue application of SFAS No. 71 and write off any regulatory assets and liabilities for those operations that no longer meet the requirements of SFAS No. 71. Management believes the Company's operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that the criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial condition and/or liquidity would result.

  Regulatory assets are amortized over various periods ranging from 1 to 36 years and include the following deferred costs at December 31, 1997 and 1996:

December 31                                          1997      1996
---------------------------------------------------------------------
(in thousands)
Income taxes....................................   $ 47,882   $40,944
Postretirement benefits other than pensions.....     26,846    28,636
Integrated resource planning costs..............      6,951     7,354
Vacation earned, but not yet taken..............      6,645     6,392
Unamortized debt expense on retired issuances...      5,773     6,207
Preliminary plant costs on suspended project....      5,759     5,759
Computer system development costs...............      1,022     1,665
Other...........................................        931     1,423
                                                   --------   -------
                                                   $101,809   $98,380
                                                   ========   =======

  In 1995, the Company applied to the PUC for recovery of the preliminary plant costs on suspended project.


8.  INCOME TAXES
--------------------------------------------------------------------------------
The components of income taxes charged to operating expenses were as follows:

Years ended December 31           1997       1996       1995
-------------------------------------------------------------------------------
(in thousands)
Federal:
 Current.....................   $40,728    $46,491    $35,553
 Deferred....................     6,498      3,625      9,761
 Deferred tax credits, net...    (1,620)    (1,796)    (1,702)
                                -------    -------    -------
                                 45,606     48,320     43,612
                                -------    -------    -------
State:
 Current.....................     3,496      3,688      2,751
 Deferred....................     1,032        741      1,658
 Deferred tax credits, net...     2,661      3,421      2,698
                                -------    -------    -------
                                  7,189      7,850      7,107
                                -------    -------    -------
Total........................   $52,795    $56,170    $50,719
                                =======    =======    =======

  Income tax benefits related to nonoperating activities, included in "Other, net" on the consolidated statements of income, amounted to $260,000, $282,000 and $521,000 for 1997, 1996 and 1995, respectively.

  A reconciliation between income taxes charged to operating expenses and the amount of income taxes computed at the federal statutory rate of 35% on income before income taxes and preferred stock dividends follows:

Years ended December 31                                                                                  1997       1996       1995
------------------------------------------------------------------------------------------------------------------------------------
 (in thousands)
Amount at the federal statutory income tax rate...................................................... $48,033   $ 50,416   $ 45,675
State income taxes on operating income, net of
 effect on federal income taxes......................................................................   4,673      5,102      4,620
Other................................................................................................      89        652        424
                                                                                                       -------   --------   --------

Income taxes charged to operating expenses...........................................................  $52,795   $ 56,170   $ 50,719

                                                                                                       =======   ========   ========

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
  The tax effects of temporary differences which give rise to deferred tax assets and liabilities were as follows:

December 31                                                                                                 1997             1996
-----------------------------------------------------------------------------------------------------------------------------------
 (in thousands)
Deferred tax assets:
 Property, plant and equipment.......................................................................    $ 10,148         $  9,217
 Contributions in aid of construction and customer
   advances..........................................................................................      54,259           55,305
 Other...............................................................................................      12,033           12,357
                                                                                                          --------        --------
                                                                                                           76,440           76,879
                                                                                                          --------        --------
Deferred tax liabilities:
 Property, plant and equipment.......................................................................     169,220          163,458
 Regulatory assets...................................................................................      18,605           15,878
 Other...............................................................................................      14,124           17,156
                                                                                                         --------         --------
                                                                                                          201,949          196,492
                                                                                                         --------         --------
Net deferred income tax liability....................................................................    $125,509         $119,613
                                                                                                         ========         ========

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

  Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. There was no valuation allowance provided for deferred tax assets as of December 31, 1997, 1996 and 1995.


9.  CASH FLOWS
--------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during 1997, 1996 and 1995 for interest (net of AFUDC-Debt) and income taxes was as follows:

Years ended December 31       1997      1996      1995
--------------------------------------------------------
 (in thousands)


Interest..................   $41,685   $40,235   $36,161
                             =======   =======   =======

Income taxes..............   $44,027   $44,296   $43,148
                             =======   =======   =======

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
The allowance for equity funds used during construction, which was charged primarily to construction in progress, amounted to $10,864,000, $11,741,000 and $10,202,000 in 1997, 1996 and 1995, respectively.

  The estimated fair value of noncash contributions in aid of construction amounted to $1,931,000, $4,680,000 and $10,552,000 in 1997, 1996 and 1995,
respectively.


10.  MAJOR CUSTOMERS
--------------------------------------------------------------------------------
HECO and its subsidiaries derived approximately 10% of their operating revenues from the sale of electricity to various federal government agencies in 1997, 1996 and 1995. These revenues amounted to $110,410,000 in 1997, $107,606,000 in
1996 and $97,175,000 in 1995.

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
11.  POSTRETIREMENT BENEFITS
-------------------------------------------------------------------------------
PENSIONS
HECO and its subsidiaries participate in several of HEI's defined benefit pension plans which cover substantially all employees of HECO and its subsidiaries. Benefits are based on the employees' years of service and base compensation.

  The funded status of HECO and its subsidiaries' portion of the HEI pension plans and the amounts recognized in the consolidated financial statements were as follows:

December 31                                                   1997        1996
--------------------------------------------------------------------------------
(in thousands)
Accumulated benefit obligation:
 Vested..................................................   $393,716    $364,663
 Nonvested...............................................     37,223      39,533
                                                            --------    --------
                                                            $430,939    $404,196
                                                            ========    ========

Projected benefit obligation.............................   $529,361    $500,519
Plan assets at fair value, primarily equity securities
 and fixed income investments............................    597,725     528,932
                                                            --------    --------
Projected benefit obligation less than plan assets.......    (68,364)    (28,413)
Unrecognized prior service cost..........................       (171)       (252)
Unrecognized net gain....................................     83,081      43,748
Unrecognized net transition obligation...................    (12,314)    (14,586)
Adjustment required to recognize minimum liability.......        189         276
                                                            --------    --------
Accrued pension liability................................   $  2,421    $    773
                                                            ========    ========

  Plans with an accumulated benefit obligation exceeding plan assets at fair value were not material. For all pension plans, at December 31, 1997 and 1996, the assumed discount rate used to measure the projected benefit obligation was 7%.

  Net periodic pension cost included the following components:

Years ended December 31                               1997        1996        1995
----------------------------------------------------------------------------------
 (in thousands)
Service cost-benefits earned during the period...   $ 17,012    $ 16,386    $ 12,701
Interest cost on projected benefit obligation....     34,119      32,274      30,369
Actual return on plan assets.....................    (79,733)    (65,002)    (99,313)
Amortization and deferral, net...................     40,359      29,662      66,253
                                                    --------    --------    --------
Net periodic pension cost........................   $ 11,757    $ 13,320    $ 10,010
                                                    ========    ========    ========

  Of these net periodic pension costs, $7,956,000, $8,968,000 and $6,686,000 were expensed in 1997, 1996 and 1995, respectively, and the remaining amounts were charged primarily to electric utility plant.

  The expected long-term rate of return on assets was 9% for 1997, 1996 and 1995. The assumed rate of increase in future compensation levels was 5% for 1997, 1996 and 1995.

  The transition obligation (the projected benefit obligation in excess of plan assets at January 1, 1987) is being amortized ratably over 16 years beginning in 1987.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company provides various postretirement benefits other than pensions to eligible employees upon retirement. Health and life insurance benefits are provided to eligible employees upon their retirement. Health benefits are provided with contributions by retirees toward costs based on their years of service and retirement date. Employees are eligible for these benefits if, upon retirement,

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
they participate in one of the Company's defined benefit pension plans. The Company began funding some of these benefits in December 1994.

  In February 1992, the PUC opened a generic docket to determine whether SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," should be adopted for rate-making purposes. Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106. In November 1994, the PUC issued a decision and order (D&O) authorizing recovery of the full cost of postretirement benefits other than pensions effective January 1, 1995. The companies were required to fund the recovered SFAS No. 106 costs. The regulatory asset established from January 1, 1993 through December 31, 1994 for postretirement benefits other than pensions is being amortized ratably over 18 years beginning in 1995 for rate-making and financial reporting purposes. In December 1995, however, the PUC issued a D&O in a rate case proceeding which did not provide revenue to cover the Company's costs relating to postretirement executive life insurance and the Company wrote off the regulatory asset relating to such costs, resulting in a 1995 after-tax charge of $1.l million.

  The funded status of the postretirement benefit plans and the amounts recognized in the consolidated financial statements were as follows:

December 31                                                   1997        1996
------------------------------------------------------------------------------
(in thousands)


Accumulated postretirement benefit obligation:
 Retirees................................................   $ 57,508    $ 62,559
 Fully eligible active plan participants.................     52,910      48,436
 Other active plan participants..........................     63,341      59,586
                                                            --------    --------
                                                             173,759     170,581
Plan assets at fair value, primarily equity securities
 and fixed income investments............................     61,895      38,595
                                                            --------    --------
Accumulated postretirement benefit obligation in
 excess of plan assets...................................    111,864     131,986
Unrecognized net gain....................................     12,923          14
Unrecognized net transition obligation...................    (93,737)    (99,986)
                                                            --------    --------
Accrued postretirement benefits liability................   $ 31,050    $ 32,014
                                                            ========    ========

  At December 31, 1997 and 1996, the assumed discount rate used to measure the accumulated postretirement benefit obligation was 7%.

  Net periodic postretirement benefit cost included the following components:

Years ended December 31                         1997       1996       1995
---------------------------------------------------------------------------
(in thousands)

Service cost...............................   $ 5,926    $ 5,677    $ 4,878
Interest cost..............................    11,730     11,228     10,836
Actual return on plan assets...............    (6,849)    (3,078)      (937)
Amortization and deferral, net.............     8,975      6,660      6,605
                                              -------    -------    -------
Net periodic postretirement benefit cost...   $19,782    $20,487    $21,382
                                              =======    =======    =======

  In 1997, 1996 and 1995, $14,275,000, $14,664,000 and $15,351,000 of the net
periodic postretirement benefit costs were expensed, respectively, and the remaining amounts were charged primarily to electric utility plant.

  For 1997, 1996 and 1995, the expected long-term rate of return on assets for trusts whose income was not subject to income taxes was 9%. At December 31, 1997 and 1996, trusts holding plan assets with a fair value of $1.2 million and $2.3 million, respectively, had income that was subject to income taxes at a rate of 45%. The after-tax expected long-term rate of return on these plan assets was 6% for 1997, 1996 and 1995. For 1997, 1996 and 1995, the assumed rate of increase in future compensation levels was 5%.

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
  At December 31, 1997, the assumed health care trend rates for 1998 and future years were as follows: medical, 6.5%; dental, 5.0% and vision, 4.0%. The health care cost trend rate assumption can have a significant effect on the amounts reported. For example, a 1% increase in the trend rate for health care costs would have increased the accumulated postretirement benefit obligation at December 31, 1997 by approximately $23.7 million and the service and interest costs for 1997 by approximately $2.1 million.

  The transition obligation (the accumulated postretirement benefit obligation at January 1, 1993) is being amortized ratably over 20 years beginning in 1993.


12.  COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------
INTERIM RATE INCREASES
At December 31, 1997, there were no revenue amounts recognized under interim rate increases and subject to refund.

FUEL CONTRACTS AND OTHER PURCHASE COMMITMENTS
HECO and its subsidiaries have contractual agreements to purchase minimum amounts of 0.5% sulfur residual fuel oil (at prices tied to the market prices of petroleum products in Singapore) and 2.0% sulfur residual fuel oil and 0.4% sulfur diesel fuel (at prices tied to the market prices of petroleum products in Los Angeles) through 2004. Based on the average price per barrel prevailing as of January 1, 1998, the estimated amount of minimum purchases under the fuel supply contracts for 1998 is $201 million. The actual amount of purchases in 1998 could vary substantially from this estimate as a result of changes in market prices, quantities actually purchased and other factors. HECO and its subsidiaries purchased $248 million, $261 million and $194 million of fuel under prior contractual agreements in 1997, 1996 and 1995, respectively.

  At December 31, 1997, the Company had purchase commitments, other than fuel and power purchase contracts, amounting to approximately $45 million.

POWER PURCHASE AGREEMENTS
At December 31, 1997, the Company had power purchase agreements for 474 megawatts (MW) of firm capacity, representing approximately 22% of the total of its generating capabilities and purchased power firm capacities. Rate recovery is allowed for energy and firm capacity payments under these agreements. Assuming that each of the agreements remains in place and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges are expected to be approximately $110 million in 1998 and 1999, $103 million each in 2000 and 2001, $100 million in 2002 and a total of $1.8 billion in 2003 through 2028.

  In general, payments under the power purchase agreements for 474 MW of firm capacity are based upon available capacity and energy. Payments for capacity generally are not required if the contracted capacity is not available, and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been pre-determined for the terms of the agreements. The energy payment will vary over the terms of the agreements and the Company may pass on changes in the fuel component of the energy charges to customers through the energy cost adjustment clause in its rate schedules. The Company does not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to the Company upon expiration of the agreements, and the agreements do not contain bargain purchase options with respect to the facilities.

HECO POWER OUTAGE
On April 9, 1991, HECO experienced a power outage that affected all customers on the island of Oahu. The PUC initiated an investigation of the April 9, 1991 outage, which was consolidated with a pending investigation of an outage that occurred in 1988. Power Technologies, Inc. (PTI), an independent consultant hired

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
by HECO with the approval of the PUC, investigated the 1991 outage. HECO is implementing certain of PTI's recommendations and provides the PUC with summaries of its progress on those recommendations. Management cannot predict the timing and outcome of any PUC D&O that may be issued, if any, with respect to the outages.

HELCO POWER SITUATION
BACKGROUND. In 1991, HELCO proceeded with plans to install at its Keahole power plant site two 20-MW combustion turbines (CT-4 and CT-5), followed by an 18-MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56-MW (net) combined-cycle unit. In January 1994, the PUC approved expenditures for CT-4, which HELCO had planned to install in late 1994.

  Installation of HELCO's phased combined-cycle unit at the Keahole power plant site has been revised due to delays in (a) obtaining approval from the Hawaii Board of Land and Natural Resources (BLNR) of a Conservation District Use Permit
(CDUP) amendment and (b) obtaining from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) an air quality Prevention of Significant Deterioration/Covered Source permit (PSD permit) for the Keahole power plant site.

CDUP AMENDMENT. On July 10, 1997, the Third Circuit Court of the State of Hawaii issued its Amended Findings of Fact, Conclusions of Law, Decision and Order on HELCO's appeal of an order of the BLNR, along with other civil cases relating to HELCO's application for a CDUP amendment. This decision allows HELCO to use its Keahole property as requested in its application. An amended order to the same effect was issued on August 18, 1997. Opposing parties filed a Notice of Appeal of the final judgment in one set of the civil cases and have filed a motion to stay the project pending resolution of the appeal. Upon entry of the final judgments in the other civil cases, it is anticipated that further appeals will be filed. Management believes that HELCO will ultimately prevail with regard to any appeals which may be taken and that the amended decision of the Third Circuit Court will be upheld.

PSD PERMIT. In November 1995, the EPA declined to sign HELCO's PSD permit for the combined-cycle unit. In October 1997, the EPA approved a revised draft permit and the DOH issued a final PSD permit. Nine appeals from the issuance of the permit have been filed with the Environmental Appeals Board of the EPA. Based on the proceedings to date, management believes that HELCO will ultimately prevail in the appeals.

DECLARATORY JUDGMENT ACTION. In February 1997, the Keahole Defense Coalition and three individuals filed a lawsuit in the Third Circuit Court of the State of Hawaii against HELCO, the director of the DOH, and the BLNR, seeking declaratory rulings that, with regard to the Keahole project, one or more of the defendants had violated, or could not allow the plant to operate without violating, the State Clean Air Act, the State Noise Pollution Act, conditions of HELCO's conditional use permit, covenants of HELCO's land patent and Hawaii administrative rules regarding standard conditions applicable to land permits. HELCO intends to vigorously defend against the claims raised and management believes the allegations are without merit.

IPP COMPLAINTS. Two independent power producers (IPPs), Kawaihae Cogeneration Partners (KCP) and Enserch Development Corporation (Enserch), filed separate complaints against HELCO with the PUC in 1993 and 1994, respectively, alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity which they claim would be a substitute for HELCO's planned 56-MW combined-cycle unit at Keahole. Under HELCO's current estimate of generating capacity requirements, there is a near term need for capacity in addition to the capacity which might be provided by either of the proposed IPP units.

  In September 1995, the PUC allowed HELCO to continue to pursue construction of, and commit expenditures for the second combustion turbine (CT-5) and the steam recovery generator (ST-7)for its planned combined-cycle unit, stating in its order that "no part of the project may be included in HELCO's rate base unless and until

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
the project is in fact installed, and is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and directed that the facility to be built (i.e., either HELCO's or one of the IPPs') should be the one that can be most expeditiously put into service at "allowable cost."

  In April 1997, Hilo Coast Processing Company (HCPC) filed a complaint against HELCO with the PUC, requesting an immediate hearing on HCPC's offer for a new 20-year power purchase contract for its existing facility, which is proposed to be expanded from 22 MW to 32 MW. HCPC's existing power purchase agreement is scheduled to terminate at the end of 1999.

  ENSERCH COMPLAINT. In January 1998, HELCO filed with the PUC an application for approval of a power purchase agreement and an interconnection agreement with Encogen Hawaii, L.P. (an Enserch affiliate) dated October 22, 1997. The agreements are subject to final nonappealable approval by the PUC. Enserch, KCP, HCPC and one other IPP have filed motions to intervene in that docket.

  KCP COMPLAINT. In January 1996, the PUC ordered HELCO to continue in good faith to negotiate a power purchase agreement with KCP. In May 1997, KCP filed a motion for unspecified "sanctions" against HELCO for allegedly failing to negotiate in good faith, and in June 1997, KCP filed a motion asking the PUC to designate KCP's facility as the next generating unit on the HELCO system and to determine the "allowable cost" which would be payable by HELCO to KCP. HELCO filed a memoranda in opposition to KCP's motions. An evidentiary hearing was held and briefs were filed by both parties. Action by the PUC is pending.

  HCPC COMPLAINT. The PUC converted the HCPC complaint to a purchased power contract negotiation proceeding. An evidentiary hearing is scheduled for April 1998.

  Management cannot determine at this time whether the negotiations with KCP and HCPC and related PUC proceedings will result in the execution and/or PUC approval of a power purchase agreement or impact management's plans with regard to installation of HELCO's combined-cycle unit at the Keahole power plant site.

COSTS INCURRED. As of December 31, 1997, HELCO's costs incurred in its efforts to put into service its Keahole combined-cycle unit amounted to $55.1 million, including approximately $26.8 million for equipment and material purchases, approximately $11.6 million for planning, engineering, permitting, site development and other costs and approximately $16.7 million as an allowance for funds used during construction.

CONTINGENCY PLANNING. In June 1995, HELCO filed with the PUC its generation resource contingency plan detailing alternatives and mitigation measures to address possible further delays in obtaining the permits necessary to construct its combined-cycle unit. Actions under the plan have helped HELCO maintain its
reserve margin and reduce the risk of near-term capacity shortages.    In
January 1996, the PUC opened a proceeding to evaluate HELCO's contingency resource plan and HELCO's efforts to insure system reliability. HELCO has filed update reports with the PUC on the contingency plan and its implementation.

ENVIRONMENTAL REGULATION
In early 1995, the DOH initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or to operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 to inform them of its findings and to establish the framework to determine remedial and cleanup requirements. A Technical Workgroup (comprised of certain of the parties identified in the December 1995 DOH letter, including HECO, Chevron U.S.A. Inc., Shell Oil Products Company, State of Hawaii Department of Transportation Harbors Division and others) was formed to conduct independent voluntary investigations relative to this issue.

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
Effective January 30, 1998, the Technical Workgroup and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties, and appropriate remedial actions.

  Because the process for determining appropriate remedial and cleanup action, if any, is at an early stage, management cannot predict at this time the costs of further site analysis or future remediation and cleanup requirements, nor can it estimate when such costs would be incurred. Certain of the costs incurred may be claimed and covered under insurance policies, but such coverage is not determinable at this time.

PUC SHOW CAUSE ORDER FOR HECO
In March 1997, the PUC issued a show cause order to HECO requesting information to assist the PUC in determining if it should reduce HECO's rates and require
HECO to refund any excess earnings to its ratepayers.    The PUC noted that for
1996 HECO recorded a return on average common equity (ROACE) of 11.93% and a simple average rate of return on rate base (ROR) of 9.70%, which exceeded the 11.40% ROACE and the 9.16% ROR determined to be reasonable by the PUC in the utility's last rate case. The amount of 1996 net income represented by the difference between the two RORs of 9.70% and 9.16% was less than $4.5 million.

  In April 1997, HECO filed its response to the PUC's order. HECO indicated the reported ROR for 1996 was higher than the return used to determine the 1995 test year revenue requirements primarily due to the impact in 1996 of higher kilowatthour sales because of normal expected sales growth, increased military sales and warmer than normal weather. Among other things, HECO explained that the weighted average cost of capital in 1997 should be higher than the 9.16% found to be reasonable in HECO's 1995 test year rate case, because a higher ROACE is appropriate under 1997 market conditions. HECO also pointed out that it is not compensated in those years when its actual results fall below returns that were found to be reasonable in the most recent rate case. This point was subsequently demonstrated when, for 1997, HECO reported a ROACE of 10.26% and a ROR of 8.75%, both below the returns found to be reasonable in HECO's last rate case. Management cannot predict what future PUC action may be taken in this proceeding.


13.  REGULATORY RESTRICTIONS ON DISTRIBUTIONS TO PARENT
--------------------------------------------------------------------------------
At December 31, 1997, net assets (assets less liabilities and preferred stock) of approximately $410 million were not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval.


14.  RELATED-PARTY TRANSACTIONS
-------------------------------------------------------------------------------
HEI charged HECO and its subsidiaries for general management and administrative services totaling $2,230,000, $2,254,000 and $2,469,000 in 1997, 1996 and 1995,
respectively. The amounts charged by HEI to its subsidiaries are allocated primarily on the basis of actual labor hours expended in providing such services.

  HEI also charged HECO for data processing services totaling $1,871,000, $3,094,000 and $3,461,000 in 1997, 1996 and 1995, respectively.

  HECO's borrowings from HEI fluctuate during the year, and totaled $400,000 and nil at December 31, 1997 and 1996, respectively. The interest charged on short-term borrowings from HEI is computed based on HECO's short-term borrowing interest rate. Interest charged by HEI to HECO totaled $433,000, $289,000 and $621,000 in 1997, 1996 and 1995, respectively.


15.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
-------------------------------------------------------------------------------
HECO and its utility subsidiaries are regulated operating electric public utilities engaged in the generation, purchase, transmission, distribution and sale of electricity on the islands of Oahu, Hawaii, Maui, Lanai and Molokai in the State of

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
Hawaii. HECO and its subsidiaries provide the only electric public utility service on the islands they serve. HECO and its subsidiaries grant credit to customers, all of whom reside or conduct business in the State of Hawaii.


16.  FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------
The following methods and assumptions were used to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

CASH AND EQUIVALENTS
The carrying amount approximates fair value because of the short maturity of these instruments.

NOTES RECEIVABLE
Fair value is estimated by discounting future cash flows using rates offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

SHORT-TERM BORROWINGS
The carrying amount approximates fair value because of the short maturity of these instruments.

LONG-TERM DEBT
Fair value is estimated based on quoted market prices for the same or similar issues of debt.

CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION
There are no quoted market prices for the Company's preferred stocks. Fair value is estimated based on quoted market prices for similar issues of preferred stock.

HECO-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF TRUST SUBSIDIARY HOLDING SOLELY HECO AND HECO-OBLIGATED SUBORDINATED DEBENTURES
Fair value is estimated based on quoted market prices.

The estimated fair values of the Company's financial instruments were as follows:

December 31                                          1997                   1996
------------------------------------------------------------------------------------------
                                                          Estimated              Estimated
                                               Carrying     fair      Carrying     fair
                                                amount      value      amount      value
-----------------------------------------------------------------------------------------
(in thousands)
FINANCIAL ASSETS:
 Cash and equivalents.......................   $  1,676    $  1,676   $    823    $    823
 Notes receivable...........................      3,278       3,244      5,569       5,500

FINANCIAL LIABILITIES:
 Short-term borrowings from
   nonaffiliates and affiliate..............     95,581      95,581    125,920     125,920
 Long-term debt, net, including
   amounts due within one year..............    627,621     658,393    602,226     612,192

CUMULATIVE PREFERRED STOCK SUBJECT
 TO MANDATORY REDEMPTION, INCLUDING
 SINKING FUND REQUIREMENTS..................     35,770      37,699     38,955      41,086

HECO-OBLIGATED MANDATORILY REDEEMABLE
 PREFERRED SECURITIES OF TRUST
 SUBSIDIARY HOLDING SOLELY HECO AND
 HECO-OBLIGATED SUBORDINATED DEBENTURES.....     50,000      51,000         --          --
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
LIMITATIONS
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

17.  SUMMARIZED FINANCIAL INFORMATION
-------------------------------------------------------------------------------
Summarized financial information for HECO's consolidated electric utility subsidi-aries, HELCO and MECO, follows:

HAWAII ELECTRIC LIGHT COMPANY, INC.

December 31                                                              1997       1996
-----------------------------------------------------------------------------------------
(in thousands)
BALANCE SHEET DATA
Current assets...........................................              $ 28,631   $ 26,345
Noncurrent assets........................................               403,981    390,464
                                                                       --------   --------
                                                                       $432,612   $416,809
                                                                       ========   ========

Common stock equity......................................              $144,761   $143,212
Cumulative preferred stock:
  Not subject to mandatory redemption....................                10,000     10,000
  Subject to mandatory redemption, net of sinking fund
    payments due within one year.........................                 7,000      7,200
Current liabilities......................................                63,500     73,650
Noncurrent liabilities...................................               207,351    182,747
                                                                       --------   --------
                                                                       $432,612   $416,809
                                                                       ========   ========

Years ended December 31                                         1997       1996       1995
------------------------------------------------------------------------------------------
(in thousands)
INCOME STATEMENT DATA
Operating revenues.......................................   $161,120   $153,202   $135,730
Operating income.........................................     18,467     15,984     15,959
Net income for common stock..............................     15,263     14,673     13,109
------------------------------------------------------------------------------------------

MAUI ELECTRIC COMPANY, LIMITED

December 31                                                              1997       1996
------------------------------------------------------------------------------------------
(in thousands)
BALANCE SHEET DATA
Current assets...........................................              $ 31,994   $ 30,701
Noncurrent assets........................................               374,766    366,489
                                                                       --------   --------
                                                                       $406,760   $397,190
                                                                       ========   ========

Common stock equity......................................              $150,129   $147,573
Cumulative preferred stock:
  Not subject to mandatory redemption....................                 8,000      8,000
  Subject to mandatory redemption, net of sinking fund
    payments due within one year.........................                 5,575      5,960
Current liabilities......................................                24,454     41,700
Noncurrent liabilities...................................               218,602    193,957
                                                                       --------   --------
                                                                       $406,760   $397,190
                                                                       ========   ========

Years ended December 31                                         1997       1996       1995
------------------------------------------------------------------------------------------
(in thousands)
INCOME STATEMENT DATA
Operating revenues.......................................   $152,947   $145,776   $128,707
Operating income.........................................     17,882     17,124     16,575
Net income for common stock..............................     13,260     14,744     11,798
------------------------------------------------------------------------------------------

HECO has not provided separate financial statements and other disclosures concern-ing MECO and HELCO because management has concluded that such financial statements and other information are not material to holders of securities issued by MECO or HELCO which have been fully and unconditionally guaranteed by HECO.

-------------------------------------------------------------------------------
HAWAIIAN ELECTRIC COMPANY, INC. and Subsidiaries
-------------------------------------------------------------------------------
18.  CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
-------------------------------------------------------------------------------
Selected quarterly consolidated financial information for 1997 and 1996 follows:

                                          Quarter ended
                         -------------------------------------------    Year ended
1997                     March 31      June 30    Sept. 30   Dec. 31     Dec. 31
----------------------------------------------------------------------------------
(in thousands)


Operating revenues.......   $271,597   $272,972   $280,193   $273,993   $1,098,755

Operating income.........     24,814     26,103     31,240     28,883      111,040

Net income for common
  stock..................     17,164     18,115     22,475     20,435       78,189

 ---------------------------------------------------------------------------------

1996
----------------------------------------------------------------------------------
(in thousands)
Operating revenues.......   $245,944   $262,807   $282,395   $280,280   $1,071,426

Operating income.........     24,695     27,608     31,802     24,686      108,791

Net income for common
  stock..................     17,539     19,888     23,839     20,082       81,348
----------------------------------------------------------------------------------

Note: HEI owns all of HECO's common stock, therefore, per share data is not meaningful.

INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------------------


To the Board of Directors and Stockholder
Hawaiian Electric Company, Inc.:


We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. (a wholly owned
subsidiary  of  Hawaiian  Electric  Industries,  Inc.)   and   subsidiaries  as
of December 31, 1997 and 1996, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP


Honolulu, Hawaii
January 19, 1998

DIRECTORS AND OFFICERS
-------------------------------------------------------------------------------
                        HAWAIIAN ELECTRIC COMPANY, INC.

                                   DIRECTORS
ROBERT F. CLARKE, 55, 1990                    DIANE J. PLOTTS, 62, 1991 (1)
RICHARD HENDERSON, 69, 1970                   T. MICHAEL MAY, 51, 1995
EDWIN L. CARTER, 72, 1996 (1)                 ANNE M. TAKABUKI, 41, 1997
PAUL A. OYER, 57, 1985                        PAUL C. YUEN, 69, 1993 (1)

(1) Audit committee member.
Note: Year indicates first elected or appointed. All directors serve one year terms.

                                    OFFICERS
ROBERT F. CLARKE                              THOMAS L. JOAQUIN
Chairman of the Board                         Vice President-Power Supply
T. MICHAEL MAY                                RICHARD L. O'CONNELL
President and Chief Executive Officer         Vice President-Customer Operations
JACKIE MAHI ERICKSON                          PAUL A. OYER
Vice President-General Counsel and            Financial Vice President and
Government Relations                          Treasurer
CHARLES M. FREEDMAN                           ERNEST T. SHIRAKI
Vice President-Corporate Excellence           Controller
EDWARD Y. HIRATA                              MOLLY M. EGGED
Vice President-Regulatory Affairs             Secretary
THOMAS J. JEZIERNY                            MARVIN A. HAWTHORNE
Vice President-Energy Delivery                Assistant Treasurer
                                              LORIE ANN K. NAGATA
                                              Assistant Treasurer

                      HAWAII ELECTRIC LIGHT COMPANY, INC.

                                   DIRECTORS
T. MICHAEL MAY                                DENZIL W. ROSE
RICHARD HENDERSON                             BARRY K. TANIGUCHI
WARREN H. W. LEE                              DONALD K. YAMADA

                                    OFFICERS
T. MICHAEL MAY                                MICHAEL F. H. CHANG
Chairman of the Board                         Assistant Treasurer
WARREN H. W. LEE                              PAUL N. FUJIOKA
President                                     Assistant Treasurer
PAUL A. OYER                                  MARVIN A. HAWTHORNE
Financial Vice President and Treasurer        Assistant Treasurer
EDWARD Y. HIRATA                              LORIE ANN K. NAGATA
Vice President                                Assistant Treasurer
MOLLY M. EGGED                                DEORNA L. IKEDA
Secretary                                     Assistant Secretary

                         MAUI ELECTRIC COMPANY, LIMITED

                                   DIRECTORS
T. MICHAEL MAY                                SANFORD J. LANGA
GLADYS C. BAISA                               B. MARTIN LUNA
WILLIAM A. BONNET                             ANNE M. TAKABUKI

                                    OFFICERS
T. MICHAEL MAY                                MARVIN A. HAWTHORNE
Chairman of the Board                         Assistant Treasurer
WILLIAM A. BONNET                             DUANE T. HAYASHI
President                                     Assistant Treasurer
PAUL A. OYER                                  MICHAEL E. KAM
Financial Vice President and Treasurer        Assistant Treasurer
EDWARD Y. HIRATA                              STANLEY T. NAKAMOTO
Vice President                                Assistant Treasurer
MOLLY M. EGGED                                LORIE ANN K. NAGATA
Secretary                                     Assistant Treasurer
                                              EILEEN S. WACHI
                                              Assistant Secretary

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